Exhibit 5.1

Brownstein Hyatt Farber Schreck, LLP 702.382.2101 main 100 North City Parkway, Suite 1600 Las Vegas, Nevada 89106

September 15, 2023

Seelos Therapeutics, Inc.

300 Park Avenue, 2nd Floor

New York, NY 10022

To the addressee set forth above:

We have acted as local Nevada counsel to Seelos Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 the “Registration Statement”) and the prospectus contained therein (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration for resale, from time to time, by the applicable selling stockholder(s) identified in the Prospectus, of (i) 1,000,000 shares (the “Lind Amendment Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to that certain Amendment No. 3 to Convertible Promissory Note, dated as of May 19, 2023 (the “Lind Amendment”), by and between the Company and Lind Global Asset Management V, LLC, a Delaware limited liability company; and (ii) up to 4,000,000 shares of Common Stock (the “Warrant Shares” and together with the Lind Amendment Shares, the “Shares”) issuable pursuant to warrants (the “Warrants”) issued by the Company pursuant to that certain Amendment No. 1 to Securities Purchase Agreement, dated as of May 19, 2023, by and among the Company and the purchasers identified on the signature pages thereto, including the selling stockholders identified in the Prospectus, amending that certain Securities Purchase Agreement, dated as of March 10, 2023 (as so amended, the “Securities Purchase Agreement” and together with the Lind Amendment and the Warrants, the “Transaction Documents”). This opinion letter is being furnished at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and resale of the Shares as contemplated by the Transaction Documents and as described in the Registration Statement and the Prospectus. For purposes of this opinion letter, and except to the extent set forth in the opinions below, we have assumed that all such proceedings have been or will be timely completed in the manner presently proposed in the Transaction Documents and the Registration Statement and the Prospectus.

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of (i) the Registration Statement and the Prospectus, (ii) the Transaction Documents; (iii) the articles of incorporation and bylaws of the Company; and (iv) such agreements, instruments, resolutions of the board of directors of the Company and committees thereof and other corporate records, and such other documents as we have deemed necessary or appropriate for the purpose of issuing this opinion letter, and we have obtained from officers and other representatives and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances, and public filings, as we have deemed necessary or appropriate.

www.bhfs.com

Seelos Therapeutics, Inc.

September 15, 2023

Without limiting the generality of the foregoing, we have, with your permission, assumed without independent verification, that: (i) the statements of fact and all representations and warranties set forth in the documents we have reviewed are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing any of the documents we have reviewed has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have reviewed are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; (iv) all corporate records made available to us by the Company, and all public records we have reviewed, are accurate and complete; (v) the obligations of each party set forth in the Transaction Documents are its valid and binding obligations, enforceable in accordance with their respective terms; and (vi) after any issuance of Warrant Shares, the total number of issued and outstanding shares of Common Stock, together with the total number of shares of Common Stock then reserved for issuance or obligated to be issued by the Company pursuant to any agreement or arrangement or otherwise, will not exceed the total number of shares of Common Stock then authorized under the Company’s articles of incorporation.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to and based exclusively on the general corporate laws of the State of Nevada, and we do not purport to be experts on, or to express any opinion with respect to the applicability or effect of, the laws of any other jurisdiction. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “blue sky” laws, rules or regulations.

Based upon the foregoing and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1.             The Lind Amendment Shares have been duly authorized and validly issued, and are fully paid and nonassessable.

2.             The Warrant Shares have been duly authorized by the Company and if, when and to the extent any Warrant Shares are issued and sold in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the relevant Transaction Documents (including due and proper exercise of the relevant Warrant(s) in accordance therewith and payment in full of all consideration required thereunder for such Warrant Shares), and as described in the Registration Statement and Prospectus, such Warrant Shares will be validly issued, fully paid and nonassessable.

Seelos Therapeutics, Inc.

September 15, 2023

The opinions expressed herein are based upon the applicable laws of the State of Nevada and the facts in existence on the date of this opinion letter. In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after such time as the Registration Statement is declared effective. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP